Exhibit 10.1

DOUGLAS REIN

March 15, 2022

Tessco Technologies Incorporated

11126 McCormick Road

Hunt Valley, Maryland 21031

Attention: Board of Directors

Re:	Transition: Douglas Rein and Tessco Technologies Incorporated (the “Company”)

Gentlemen:

As you know, I have served as an officer of the Company for over 22 years and my retirement age is fast approaching. The Company and I are each party to a Severance and Restricted Covenant Agreement dated as of February 2, 2009 (“Existing Agreement”) which addresses certain matters related to the term and termination of my employment with the Company, but is largely silent on the issue of retirement. The Company has expressed an interest in pursuing with me mutually agreeable terms pursuant to which I would transition out of my current position as Senior Vice President, Performance Systems and Operations, remain available to train or transition my responsibilities to a successor, and then retire.

To that end, I submit this letter (the “Letter”) to offer certain modifications to the Existing Agreement and to the terms of my employment going forward. Capitalized terms used herein but not otherwise defined will have the meaning assigned in the Existing Agreement.

1.            Overall Term. Although I will remain an “AT WILL” employee of the Company as provided for or contemplated by the Existing Agreement (as modified hereby), I expect to continue to remain employed by the Company until March 26, 2023. Assuming my employment is not terminated either by me or by the Company at or prior to March 26, 2023, my employment will in any event automatically terminate effective as of the close of business on March 26, 2023. The termination of my employment on March 26, 2023 as provided in the immediately preceding sentence will be both irrevocable and voluntary on my part, and even if for any reason my voluntary termination at that time is not effective and the Company instead then or thereafter terminates my employment, such termination, for any or no reason, will not give rise to any obligation on the part of the Company for the severance amount as might otherwise payable under Section 3.3(b) of the Existing Agreement.

TESSCO Technologies Incorporated

March 15, 2022

2.            Transition. The Existing Agreement, will remain in full force and effect, as is, until March 26, 2022, on which date my employment, specifically (and only) in the capacity of Senior Vice President, Performance Systems and Operations will terminate. Notwithstanding, the term of my employment with the Company will continue uninterrupted, until March 26, 2023, unless otherwise terminated by me or by the Company (the period commencing March 27, 2022 and ending March 26, 2023, the “Transition Period”). During the Transition Period (which will consist of the Initial Transition Period and Final Transition Period, as detailed below), I will no longer serve as a Senior Vice President and will instead perform the duties, and will receive compensation, as described below. Effective as of the end of the day on March 26, 2022, I will be deemed, without further action, to have resigned from my position as Senior Vice President, Performance Systems and Operations, and from any other officer or director positions with the Company or any subsidiary (but, for the avoidance of doubt, not as an employee of the Company).

3.            Duties.     From the date hereof until just prior to the commencement of the Transition Period on March 27, 2022 (the “Pre-Transition Period”), and assuming that my employment does not otherwise terminate in the meantime (whether voluntarily or upon Good Reason by me, or upon my death or Disability or with or without Cause by the Company, in which case the terms of the Existing Agreement will continue to apply), I will continue to serve as an employee of the Company under substantially the same terms and conditions, and with the same duties and responsibilities, as I currently serve.

Following the commencement of the Transition Period on March 27, 2022, my salary will be adjusted as provided in Paragraph 5 of this letter and my duties and responsibilities, and title, will be adjusted as follows:

(a)            Initial Transition Period. Upon the commencement of the Transition Period and until September 30, 2022 (such period, the “Initial Transition Period”), I will no longer retain any officer or similar titles with the Company or any subsidiary, or serve in any such roles, but will instead continue to serve in an executive capacity, and initially be responsible for transition of the operational leadership of the Company to the person(s) selected by the Board (and who will report to the CEO, not me) to serve in my stead, and I will serve, as and to the extent from time to time specified by the Board or the CEO, as an advisor to the Company and such individual(s) to help support the Company’s business operations. It is anticipated and expected of me that, during the Initial Transition Period, I will devote approximately 75% of the time historically devoted by me to the continued performance of my duties for the Company, a significant portion of which will be by remote means. I will work on site from time to time as required by the CEO to attend meetings and similar group functions.

(b)            Final Transition Period. Upon the termination of the Initial Transition Period and until March 26, 2023 (such period the “Final Transition Period”), I will continue to serve in much the same manner as provided above in respect of the Initial Transition Period, except that it is anticipated and expected that, during the Final Transition Period, I will instead devote only approximately 50% of the time historically devoted by me to the continued performance of my duties for the Company, again, largely by remote means, and I will be “on call”.

The Company may in its discretion from time to time during the Transition Period relieve me from any or all duties, responsibilities, or authority, and may, for example, require that I be based or operate and pursue whatever duties I may continue to have, other than at the offices of the Company. I agree that during both the Pre-Transition Period and Initial Transition Period I will not commence employment elsewhere.

TESSCO Technologies Incorporated

March 15, 2022

4.            Good Reason.     In order to allow for the transition of my employment as described above, without giving rise to or serving as a basis for a claim by me of Good Reason, I agree that nothing herein provided for or contemplated, including without limitation the seeking or hiring of my successor and transition or proposed or contemplated transition of my employment from Senior Vice President, Performance Systems and Operations, and any change in or elimination of my titles, duties, responsibilities or workplace, will not under any circumstances (including under the terms of the Existing Agreement, or any Performance Stock Unit Agreement or Stock Option held by me, or otherwise) be or give rise to or be grounds for a claim or assertion by me of Good Reason, or be or be treated as a termination of my employment by the Company without Cause, nor for the avoidance of doubt, constitute termination of my employment or entitle me to Severance. The use of the term “Good Reason” provided for in the Existing Agreement (and under the terms of any Stock Option, any Performance Stock Unit Agreement or Restricted Stock Award, or otherwise held by me) is to be construed, accordingly, and I waive, and agree not to assert, any right that I may have to claim that Good Reason exists on account of any such hiring, transition, elimination or other events or occurrences.

5.            Base Salary/ Benefit Continuation.

(a)            Pre Transition Period. During the Pre-Transition Period, the Company will continue to pay me my Base Salary and to provide me with those fringe benefits and perquisites as paid or provided to me, or in which I participated, immediately prior to the date hereof.

(b)            Initial Transition Period. During the Initial Transition Period, the Company will continue to pay me my Base Salary, but at a reduced amount equal to 75% of the amount in effect as of the end of the Pre-Transition Period, and to provide me with those fringe benefits and perquisites as paid or provided to me, or in which I participated, immediately prior to the start of the Initial Transition Period.

(c)            Final Transition Period. During the Final Transition Period, the Company will continue to pay me my Base Salary but at a reduced amount equal to 50% of the amount in effect as of the end of the Pre-Transition Period, and to provide me with those fringe benefits and perquisites as paid or provided to me, or in which I participated, immediately prior to the start of the Initial Transition Period.

6.            Equity Compensation/ Cash Bonus.

(a)     Fiscal 2022.     Any term or provision hereof or of the Existing Agreement, or other communications or prior understandings to the contrary notwithstanding, in no event will I be entitled to payment of any Cash Bonus or otherwise participate in the Company’s Annual Bonus Plan for fiscal year 2022. In lieu thereof, as of the effective date of this letter, the Company will make an award to me of Restricted Stock under the 2019 Stock and Incentive Plan (the “Plan”), with the number of shares determined by dividing $150,000 by the Fair Market Value (as determined by the Compensation Committee consistent with the Plan) on the grant date (on or about the effective date of this letter). The Restricted Stock will have a one year vesting period and provide for acceleration of the lapse of the restriction upon a Change in Control (as such term is to be defined for purposes of the Restricted Stock Award). I will be solely responsible for any corresponding Internal Revenue Code Section 83(b) election.

TESSCO Technologies Incorporated

March 15, 2022

(b)            Fiscal 2023.     For fiscal 2023, and provided that my employment continues, I will once again be entitled to participate in the Company’s cash bonus program if then ongoing and on the same general terms as applicable to the Company’s then senior management (CEO and CFO), but instead based on a 50% (of my aggregate fiscal 2023 Base Salary) rate.

(c)            No other Equity Compensation   Except as expressly provided in clause (a) above, I will not be entitled to participate in any additional grants or awards under the Company’s equity incentive compensation programs or plans for (or having a measurement period commencing during) any fiscal year or any portion thereof after the close of the current fiscal year, fiscal year 2022.

(d)            Continued Vesting of Awards Held. For so long as I remain employed by the Company, and notwithstanding the commencement of the Transition Period, the Options and the PSUs currently held by me will continue to remain outstanding and will continue to be earned or vest, as applicable, in accordance with their respective terms.

7.            Termination Following Commencement of the Transition Period. If, following the commencement of the Transition Period on March 28, 2022 and prior to the expected expiration of the term of my employment on March 26, 2023, either (A) my employment is terminated on account of my death or Disability, or (B) my employment is terminated by the Company without Cause, or (C) I terminate my employment with Good Reason (as the term is then defined), then, agreeing that such payments and accommodations will be my sole and exclusive remedy for any such termination (and in lieu of any other amounts as might have otherwise become due and payable under the Exiting Agreement, which insofar as then in effect is hereby modified accordingly) and that I will not pursue any other remedies, the following terms will apply:

(a)            Accrued Compensation and Benefits. The Company will pay or provide to me (or my estate) my then applicable base compensation and bonus (if any amount has then been determined as is payable) as accrued and payable through the applicable Date of Termination, as otherwise contemplated under the terms of this Letter.

(b)            Continued Payments. The Company will continue to pay to me (or my estate) the amounts to which I would be entitled to be paid under the terms of this Letter had I remained employed hereunder for the remainder of the Transition Period, with such payments to be made as and when (and subject to the same conditions) provided for hereunder, assuming my employment had continued.

TESSCO Technologies Incorporated

March 15, 2022

(c)            Benefits. Following the termination of my employment in March 2023, the Company will extend my participation in the Company’s self-insured group health program through December 31, 2023, provided that I will be responsible for and will continue to pay my share of the premium cost for the coverage option(s) I elect in the same amount as a similarly situated active employee, with the Company paying the remaining portion (the “subsidized portion”). Provided that I pay my share of the premiums to maintain my coverage through December 31, 2023, the Company will then provide me with the opportunity to continue my group health coverage after that date at my own expense by electing COBRA continuation coverage. I understand that the Company will report the subsidized portion of the value of my group health coverage for the period from my termination date through December 31, 2023 as additional taxable income to me if the Company determines in good faith that such reporting is appropriate to satisfy applicable nondiscrimination requirements under the Internal Revenue Code. Provided the Company determines it is contractually able to do so, the Company agrees to pay its share of the premiums to maintain the insurance coverages for life and long term care provided to me, or in which I participated, and my membership or access to Hayfields, as in effect or available to me immediately prior to the date of termination of my employment, through December 31, 2023. Notwithstanding the foregoing, if the terms or provisions of any benefit plan, program, or arrangement for which I would have otherwise been eligible or entitled pursuant to this subparagraph (c) limit or restrict my continued eligibility or participation the Company shall, in consultation with me use its best efforts to afford me the opportunity to obtain substantially the same benefits by means of some alternative arrangement that does not involve additional cost to me or, alternatively, at the Company’s discretion, make payment to me of an amount as necessary to put me in substantially the same economic position as I would have been in, but for such limitation or restriction.

(d)            Release Update. The payment to me of any amounts or the affording to me of any benefits under this Section 7, other than and excluding any payments or benefits (or rights in respect thereof) to which I am at the time entitled as a matter of law (e.g., accrued and unpaid base salary), shall be expressly conditioned upon my delivering a updated or a then current release as is initially required pursuant to Section 8 below, and written confirmation of my obligations thereunder.

For the avoidance of doubt, I acknowledge that should I terminate my employment voluntarily or without Good Reason (as the term is then defined) at any time, or if my employment terminates on account of my death or Disability prior to the commencement of the Transition Period, then in either case Section 3.2 of the Existing Agreement will continue to apply and I will be entitled to be paid only that which is provided for thereunder.

8.            Release and Continued Performance. Concurrent with the acceptance hereof by the Company, I will deliver a release as would have otherwise been required of me under the terms of Paragraph 7(d) of the Existing Agreement under the circumstance described there, which release will also include a non-disparagement obligation on my part and obtain an acknowledgement and agreement on my part that the terms of this Letter (and the Existing Agreement insofar as remaining in effect and any PSU or Option awards then held by me) supersede all other agreements between us and that the Company will be relieved of and released from any and all other obligations due to me, whether existing as of, of accruing or arising on or after, the date of such Release and related to my employment with the Company. In addition, I expressly acknowledge and agree that I will at all times comply with any other obligation I may have to the Company (including the Non-Compete Covenant and other covenants set forth in Paragraph 5 of the Existing Agreement).

TESSCO Technologies Incorporated

March 15, 2022

9.            Acceptance/ Existing Agreement Ratified, as Modified. This Letter is intended to constitute a legal offer to the Company on my part to modify the Existing Agreement as herein provided (the “Offer”). However, not until acceptance by the Company of this Letter (and the Offer), by execution on behalf of the Company and return to me of a fully executed counterpart of this Letter, will this Letter or the agreements on my part set forth herein be effective, legally binding or enforceable. Upon such acceptance by the Company, this Letter and the agreements on my part set forth herein, will become effective, legally binding and enforceable obligations of the parties, and the Existing Agreement will be modified accordingly, and as so modified, will thereafter be construed in a manner consistent with this Letter.

Should you want to discuss these terms further, please let me know.

Very truly yours,

/s/ Douglas Rein

Douglas Rein

Acceptance:

TESSCO Technologies Incorporated, a Delaware corporation,
does on and as of this 22nd day of March 2022,
accept the Offer and agrees to the terms of the forgoing Letter.

TESSCO Technologies Incorporated

By:	/s/ Sandip Mukerjee
Name:	Sandip Mukerjee
Title:	President and Chief Executive Officer